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                                                                    Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
Vie Financial Group, Inc. (formerly
The Ashton Technology Group, Inc.)


We hereby consent to the incorporation by reference in the Registration Statement on the Amendment No. 1 to Form S-3 of our report dated June 6, 2002, on the consolidated financial statements of Vie Financial Group, Inc. (formerly The Ashton Technology Group, Inc.) and Subsidiaries as of March 31, 2002 and 2001 and for each of the three years in the period ended March 31, 2002, which appear in the Company's Annual Report on form 10-K for the year ended March 31, 2002. We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.


/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
October 24, 2002